Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Keishi High, Investor Relations Officer
817-367-4640
Keishi.High@OmniAmerican.com

OMNIAMERICAN BANCORP, INC. REPORTS
SECOND QUARTER 2012 EARNINGS

Fort Worth, Texas - July 27, 2012 - OmniAmerican Bancorp, Inc. (NASDAQ: OABC), the holding company for OmniAmerican Bank, today announced financial results for the three and six months ended June 30, 2012. The financial information contained herein at and for the three and six months ended June 30, 2012 is unaudited.

Quarterly Highlights

•
OABC generated a quarterly net income of $1.4 million. This is an increase of $223,000, or 18.6 percent, over its net income of $1.2 million for the second quarter of 2011. Basic and fully diluted earnings per share increased to $0.14 per share for the quarter ended June 30, 2012 from $0.11 per share for the quarter ended June 30, 2011. This is an increase of $0.03 per share, or 27.3 percent.

•
Decreases in the provision for loan losses of $600,000 and noninterest expense of $481,000 were the primary contributors to the net income improvement for the second quarter of 2012, as compared to the second quarter of 2011. The decrease in the provision for loan losses resulted primarily from improvements in asset quality and a decrease in net charge-offs. The decrease in noninterest expense reflects our continuing commitment to prudent cost management. A $167,000 increase in noninterest income also contributed to the increase in net income. These increases were partially offset by a decrease in net interest income of $888,000.

•
OABC achieved solid loan growth of $64.1 million, or 9.4 percent, during the first half of 2012 as our focus on lending services and the addition of seasoned lenders to our staff enhanced our ability to produce high quality lending relationships.

•
Total assets for OABC remained relatively stable at $1.34 billion at both June 30, 2012 and December 31, 2011, reflecting an increase of $7.7 million, or less than 1 percent, primarily due to a $64.1 million increase in loans, net of the allowance for loan losses and deferred fees and discounts, and a $10.6 million increase in bank-owned life insurance, partially offset by a $61.9 million decrease in securities available for sale.

•
Total deposits increased by $6.8 million, reflecting the success of the Bank’s efforts to cross-sell products to our existing customers and encourage customers to consolidate their total banking relationships with us. Additionally, growth in commercial deposits resulted from growth in commercial lending relationships.

“We are pleased that the strategic initiatives for OmniAmerican are resulting in sustained growth each quarter,” said Tim Carter, president and CEO of OmniAmerican Bank. “The hard work by our staff to increase customer awareness of the full complement of products and services offered by OmniAmerican Bank is certainly making an impact, as are our ongoing efforts to manage overall costs. The addition of seasoned professionals to our lending team will further allow us to enhance our total banking relationships.”

Financial Condition as of June 30, 2012 Compared with December 31, 2011

Total assets remained stable at $1.34 billion at both June 30, 2012 and December 31, 2011, reflecting an increase of $7.7 million, or less than 1 percent, primarily due to a $64.1 million increase in loans, net of the allowance for loan losses and deferred fees and discounts, and a $10.6 million increase in bank-owned life insurance, partially offset by a $61.9 million decrease in securities available for sale.

Cash and cash equivalents decreased $1.5 million, or 7.1 percent, to $19.7 million at June 30, 2012 from $21.2 million at December 31, 2011. The decrease is due primarily to $202.4 million in cash used to originate loans, $31.1 million used to purchase securities available for sale, and $10.0 million in cash used to purchase bank-owned life insurance, partially offset by $116.7 million in cash received from loan principal repayments, $64.8 million in proceeds from principal repayments and maturities of securities, $26.6 million in proceeds from the sales of securities, and $20.6 million in proceeds from the sales of loans in the six months ended June 30, 2012.

Securities classified as available for sale decreased $61.9 million, or 11.7 percent, to $468.0 million at June 30, 2012 from $529.9 million at December 31, 2011. The decrease in securities classified as available for sale is primarily attributable to principal repayments and maturities of $64.8 million, sales of investment securities of $26.6 million, and amortization of the net premiums on investments of $2.4 million, partially offset by purchases of $31.1 million.

Loans, net of the allowance for loan losses and deferred fees and discounts, increased $64.1 million, or 9.4 percent, to $747.6 million at June 30, 2012 from $683.5 million at December 31, 2011. The increase in loans included a $40.3 million increase in automobile loans, an $11.9 million increase in real estate construction loans, a $9.7 million increase in commercial business loans, and a $5.8 million increase in one- to four-family residential real estate loans, partially offset by a $4.5 million decrease in commercial real estate loans and a $1.3 million decrease in home equity loans.

Bank-owned life insurance increased $10.6 million, or 50.5 percent, to $31.6 million at June 30, 2012 from $21.0 million at December 31, 2011, primarily due to the purchase of $10.0 million of life insurance policies on certain key employees during the six months ended June 30, 2012.

Deposits increased $6.8 million, or 0.8 percent, to $814.4 million at June 30, 2012 from $807.6 million at December 31, 2011. The increase was primarily due to increases in money market deposits of $79.2 million, noninterest-bearing demand deposits of $6.6 million, and interest-bearing demand deposits of $4.3 million, partially offset by decreases in savings deposits of $62.4 million. The changes in the balances of money market deposits, demand deposits, and savings deposits were primarily a result of the redesign of our transaction account products in the first quarter of 2012. In addition, certificates of deposits decreased by $20.9 million primarily due to certificates of deposit that matured and were not renewed.

Federal Home Loan Bank advances decreased $7.5 million, or 2.9 percent, to $254.5 million at June 30, 2012 from $262.0 million at December 31, 2011. The decrease in Federal Home Loan Bank advances was attributable to scheduled maturities of $170.0 million, partially offset by advances of $162.5 million during the six months ended June 30, 2012. Other secured borrowings increased $4.5 million, or 7.8 percent, to $62.5 million at June 30, 2012 from $58.0 million at December 31, 2011, due to $4.5 million in federal funds purchased at June 30, 2012.

Stockholders’ equity increased $3.0 million, or 1.5 percent, to $202.0 million at June 30, 2012 from $199.0 million at December 31, 2011. The increase in stockholders’ equity was primarily due to net income of $2.2 million for the six months ended June 30, 2012, share-based compensation expense of $610,000, an increase of $485,000 in accumulated other comprehensive income to $6.3 million at June 30, 2012 from $5.8 million at December 31, 2011 and ESOP compensation expense of $365,000. These increases were partially offset by a decrease due to the purchase of 42,500 shares of our common stock at a cost of $893,000 during the six months ended June 30, 2012.

Asset Quality as of June 30, 2012 Compared with December 31, 2011

Non-performing assets decreased $865,000, or 5.2 percent, to $15.7 million, or 1.17 percent of total assets, as of June 30, 2012, from $16.5 million, or 1.24 percent of total assets, as of December 31, 2011, primarily due to a $762,000 decrease in loans on nonaccrual status. In addition, other real estate owned decreased $190,000, primarily as a result of sales of other real estate owned properties totaling $1.2 million and write-downs of other real estate owned properties to the current fair values less costs to sell totaling $732,000, partially offset by loans reclassified to other real estate owned totaling $1.7 million.

Operating Results for the Three Months Ended June 30, 2012 Compared with the Three Months Ended June 30, 2011

Net income increased $223,000, or 18.6 percent, to $1.4 million, or $0.14 per share, for the quarter ended June 30, 2012 from $1.2 million, or $0.11 per share, for the quarter ended June 30, 2011.

Net interest income decreased by $888,000, or 8.2 percent, to $9.9 million for the quarter ended June 30, 2012 from $10.8 million for the quarter ended June 30, 2011, primarily due to a decrease in the average yield on interest-earning assets. Total interest income decreased $1.3 million, or 9.2 percent, primarily due to a 48 basis point decrease in the average yield on interest-earning assets, partially offset by a 1.7 percent increase in the average balance of interest-earning assets. Total interest expense decreased $380,000, or 11.2 percent, primarily due to a 21 basis point decrease in the average rate paid on interest-bearing liabilities, partially offset by a 5.3 percent increase in the average balance of interest-bearing liabilities.

No provision for loan losses was recorded in the second quarter of 2012 compared to a provision for loan losses of $600,000 for the second quarter of 2011. The provision for loan losses is charged to operations to bring the allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the loan portfolio. The decrease in the provision for loan losses resulted primarily from improvements in asset quality. Impaired loans decreased by $14.0 million, or 37.7 percent, to $23.1 million at June 30, 2012 from $37.1 million at June 30, 2011. In addition, a $215,000 decrease in net charge-offs, to $577,000 for the quarter ended June 30, 2012 from $792,000 for the same period in 2011, contributed to the decrease in the provision for loan losses.

Noninterest income increased by $167,000, or 5.2 percent, to $3.3 million for the quarter ended June 30, 2012 from $3.2 million for the quarter ended June 30, 2011, primarily due to increases in gains on sales of loans of $491,000 and commission income of $146,000, partially offset by a decrease in service charges and other fees income of $519,000. The increase in gains on sales of loans resulted primarily from improvements in the pricing of one- to four-family residential real estate loans sold in the secondary market, greater efforts to sell these loans to reduce our exposure to interest rate risk, and the sale of a substandard commercial business loan in the second quarter of 2011 at a loss of $212,000. The increase in commission income resulted primarily from an increase in the sales of investment products. The decrease in service charges and other fees income was primarily attributable to the impairment of the mortgage servicing rights asset, a decrease in non-sufficient funds fee income and a decrease in debit card interchange income.

Noninterest expense decreased by $481,000, or 4.1 percent, to $11.1 million for the quarter ended June 30, 2012 from $11.6 million for the quarter ended June 30, 2011, primarily due to a $617,000 decrease in net loss on the write-down of other real estate owned, a $293,000 decrease in depreciation of furniture, software, and equipment, and a $185,000 decrease in FDIC insurance expense, partially offset by a $377,000 increase in salaries and benefits expense and a $305,000 increase in professional and outside services expense. The decrease in the net loss on the write-down of other real estate owned was primarily attributable to write-downs of properties to their current fair value less estimated costs to sell totaling $492,000 during the three months ended June 30, 2012 compared to a total of $1.1 million in write-downs during the same period of 2011. The decrease in depreciation of furniture, software and equipment was due primarily to certain assets being fully depreciated. The decrease in FDIC insurance expense was primarily attributable to a change in the FDIC’s assessment methodology to base assessments on the average total consolidated assets less average tangible equity as required by the Dodd-Frank Act. The increase in salaries and benefits expense was due primarily to annual salary increases implemented at the beginning of 2012, expenses related to our equity incentive plan implemented in June 2011, and higher commissions expense reflecting an increase in one-

to four-family residential real estate loan originations and sales of investment products. The increase in professional and outside services resulted primarily from expenses related to our equity incentive plan attributable to our outside directors.

Operating Results for the Six Months Ended June 30, 2012 Compared with the Six Months Ended June 30, 2011

Net income increased $507,000, or 29.8 percent, to $2.2 million, or $0.22 per share, for the six months ended June 30, 2012 from $1.7 million, or $0.16 per share, for the six months ended June 30, 2011.

Net interest income decreased by $519,000, or 2.5 percent, to $19.9 million for the six months ended June 30, 2012 from $20.4 million for the six months ended June 30, 2011, primarily due to a decrease in the average yield on interest-earning assets. Total interest income decreased $1.0 million, or 3.7 percent, primarily due to a 57 basis point decrease in the average yield on interest-earning assets, partially offset by a 9.7 percent increase in the average balance of interest-earning assets. Total interest expense decreased $484,000 or 7.3 percent, primarily due to a 26 basis point decrease in the average rate paid on interest-bearing liabilities, partially offset by a 14.4 percent increase in the average balance of interest-bearing liabilities.

We recorded a provision for loan losses of $1.4 million for the six months ended June 30, 2012 compared to a provision for loan losses of $1.0 million for the six months ended June 30, 2011. The provision for loan losses is charged to operations to bring the allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the loan portfolio. The increase in the provision for loan losses for the six months ended June 30, 2012 is primarily due to an $858,000 increase in net charge-offs, to $2.2 million for the six months ended June 30, 2012 from $1.3 million for the same period in 2011.

Noninterest income increased by $502,000, or 8.0 percent, to $6.8 million for the six months ended June 30, 2012 from $6.3 million for the six months ended June 30, 2011, primarily due to increases in gains on sales of loans of $637,000 and commission income of $370,000, partially offset by a decrease in service charges and other fees income of $489,000. The increase in gains on sales of loans resulted primarily from improvements in the pricing of one- to four-family residential real estate loans sold in the secondary market, greater efforts to sell these loans to reduce our exposure to interest rate risk, and the sale of a substandard commercial business loan in the six months ended June 30, 2011 at a loss of $212,000. The increase in commission income resulted primarily from an increase in the sales of investment products. The decrease in service charges and other fees income was primarily attributable to the impairment of the mortgage servicing rights asset, a decrease in non-sufficient funds fee income and a decrease in debit card interchange income.

Noninterest expense decreased by $1.3 million, or 5.6 percent, to $22.0 million for the six months ended June 30, 2012 from $23.3 million for the six months ended June 30, 2011, primarily due to a $780,000 decrease in net loss on the write-down of other real estate owned, a $609,000 decrease in depreciation of furniture, software, and equipment, and a $314,000 decrease in other operations expense, partially offset by a $525,000 increase in salaries and benefits expense. The decrease in the net loss on the write-down of other real estate owned was primarily attributable to write-downs of properties to their current fair value less estimated costs to sell totaling $732,000 during the six months ended June 30, 2012 compared to a total of $1.5 million in write-downs during the same period of 2011. The decrease in depreciation of furniture, software and equipment was due primarily to certain assets being fully depreciated. The decrease in other operations expense was primarily attributable to our cost reduction efforts related to conferences attended by employees and insurance. The increase in salaries and benefits expense was due primarily to annual salary increases implemented at the beginning of 2012, expenses related to our equity incentive plan implemented in June 2011, and higher commissions expense reflecting an increase in one- to four-family residential real estate loan originations and sales of investment products.

About OmniAmerican Bancorp, Inc.
OmniAmerican Bancorp, Inc. is traded on the NASDAQ Global Select Market under the symbol “OABC” and is the holding company for OmniAmerican Bank, a full-service financial institution headquartered in Fort Worth, Texas. OmniAmerican Bank operates 15 full-service branches in the Dallas/Fort Worth Metroplex and offers a full array of consumer products and services as well as business/commercial services, mortgages and retirement planning. Founded over 50 years ago, OmniAmerican Bank had $1.34 billion in assets at June 30, 2012 and is proud to provide the highest level of personal service. Additional information is available at www.OmniAmerican.com.

Cautionary Statement About Forward-Looking Information
This news release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “may,” and words of similar meaning. These forward-looking statements include, but are not limited to, statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth, and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate acquired entities, if any; changes in consumer spending, borrowing, and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission, and the Public Company Accounting Oversight Board; inability of borrowers and/or third-party providers to perform their obligations to us; the effect of developments in the secondary market affecting our loan pricing; changes in our organization, compensation and benefit plans; changes in our financial condition or results of operations that reduce capital available to pay dividends; changes in the financial condition or future prospects of issuers of securities that we own; changes resulting from intense compliance and regulatory costs associated with the Dodd-Frank Wall Street Reform and Consumer Protection Act; and changes in our regulatory capital resulting from compliance with the proposed Basel III capital rules.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)

	June 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$19,669	$21,158
Investments:
Securities available for sale at fair value	468,038	529,941
Other	14,908	13,465
Loans held for sale	476	2,418

Loans, net of deferred fees and discounts	754,713	691,399
Less allowance for loan losses	(7,156)	(7,908)
Loans, net	747,557	683,491
Premises and equipment, net	43,700	44,943
Bank-owned life insurance	31,553	21,016
Other real estate owned	6,493	6,683
Mortgage servicing rights	857	1,057
Deferred tax asset, net	969	2,238
Accrued interest receivable	3,648	4,003
Other assets	6,542	6,301
Total assets	$1,344,410	$1,336,714

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$39,897	$33,261
Interest-bearing	774,485	774,373
Total deposits	814,382	807,634

Federal Home Loan Bank advances	254,500	262,000
Other secured borrowings	62,500	58,000
Accrued expenses and other liabilities	11,034	10,056
Total liabilities	1,142,416	1,137,690

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized; 11,277,134 shares issued and outstanding at June 30, 2012 and 11,314,713 shares issued and outstanding at December 31, 2011	113	113
Additional paid-in capital	105,689	105,637
Unallocated Employee Stock Ownership Plan (“ESOP”) shares	(8,570)	(8,760)
Retained earnings	98,422	96,179
Accumulated other comprehensive income	6,340	5,855
Total stockholders’ equity	201,994	199,024
Total liabilities and stockholders’ equity	$1,344,410	$1,336,714

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Interest income:
Loans, including fees	$9,713	$9,785	$19,386	$19,890
Securities — taxable	3,206	4,402	6,589	7,088
Total interest income	12,919	14,187	25,975	26,978
Interest expense:
Deposits	1,579	1,862	3,251	3,848
Borrowed funds	1,445	1,542	2,850	2,737
Total interest expense	3,024	3,404	6,101	6,585
Net interest income	9,895	10,783	19,874	20,393
Provision for loan losses	—	600	1,400	1,000
Net interest income after provision for loan losses	9,895	10,183	18,474	19,393
Noninterest income:
Service charges and other fees	1,966	2,485	4,278	4,767
Net gains on sales of loans	501	10	820	183
Net gains on sales of securities available for sale	98	—	98	11
Net gains (losses) on disposition of premises and equipment	1	(5)	1	(5)
Net (losses) gains on sales of repossessed assets	(68)	—	26	22
Commissions	336	190	739	369
Increase in cash surrender value of bank-owned life insurance	318	240	537	476
Other income	188	253	325	499
Total noninterest income	3,340	3,173	6,824	6,322
Noninterest expense:
Salaries and benefits	6,040	5,663	12,167	11,642
Software and equipment maintenance	598	521	1,218	1,207
Depreciation of furniture, software, and equipment	444	737	889	1,498
FDIC insurance	213	398	424	673
Net loss on write-down of other real estate owned	492	1,109	732	1,512
Real estate owned expense	58	103	88	211
Service fees	108	126	237	249
Communications costs	271	250	539	464
Other operations expense	819	987	1,563	1,877
Occupancy	936	862	1,914	1,764
Professional and outside services	960	655	1,856	1,636
Loan servicing	87	82	161	217
Marketing	97	111	218	316
Total noninterest expense	11,123	11,604	22,006	23,266
Income before income tax expense	2,112	1,752	3,292	2,449
Income tax expense	672	535	1,049	713
Net income	$1,440	$1,217	$2,243	$1,736
Earnings per share:
Basic	$0.14	$0.11	$0.22	$0.16
Diluted	$0.14	$0.11	$0.22	$0.16

OmniAmerican Bancorp, Inc. and Subsidiary Selected Consolidated Financial Ratios and Other Data (Unaudited) (Dollars in thousands, except per share data)

	At or For the Three Months Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Share Data:
Total shares outstanding at period end	11,277,134	11,313,213	11,314,713	11,391,113	11,780,408
Weighted average shares outstanding — Basic	10,327,370	10,325,857	10,371,947	10,565,570	10,874,089
Weighted average shares outstanding — Diluted	10,388,720	10,352,824	10,382,600	10,569,908	10,874,252
Basic earnings per share	$0.14	$0.08	$0.12	$0.1	$0.11
Diluted earnings per share	$0.14	$0.08	$0.12	$0.1	$0.11
Book value per share	$17.91	$17.73	$17.59	$17.74	$17.09

Performance Ratios:
Return on average assets (1)	0.42%	0.24%	0.37%	0.31%	0.36%
Return on average equity (1)	2.85%	1.6%	2.38%	2.04%	2.43%
Noninterest expense to average total assets (1)	3.27%	3.24%	3.13%	3.42%	3.47%
Efficiency ratio (2)	84.04%	80.84%	74.05%	84.97%	83.15%

Selected Balance Sheet Data:
Equity to total assets	15.02%	14.68%	14.89%	15.22%	15.16%

Capital Ratios:
Total capital (to risk-weighted assets)	24.35%	25.16%	24.86%	25.66%	26.44%
Tier I capital (to risk-weighted assets)	23.41%	24.13%	23.86%	24.81%	25.57%
Tier I capital (to total assets)	14.22%	13.91%	14.18%	14.24%	14.49%

Asset Quality Data and Ratios:
Non-performing assets to total assets	1.17%	1.27%	1.24%	1.59%	1.89%
Non-performing loans to total loans	1.18%	1.43%	1.4%	1.73%	2.03%
Allowance for loan losses to non-performing loans	80.65%	75.5%	82.08%	72.91%	63.6%
Allowance for loan losses to total loans	0.95%	1.08%	1.15%	1.26%	1.29%
Net charge-offs to average loans outstanding (1)	0.31%	0.89%	1.32%	0.42%	0.48%

(1) Annualized.
(2) The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

OmniAmerican Bancorp, Inc. and Subsidiary Selected Consolidated Financial Ratios and Other Data (Unaudited) (Dollars in thousands, except per share data)

	For the Three Months Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011

Average Balances:
Loans	$733,042	$704,648	$683,646	$668,004	$666,361
Securities	507,390	522,257	511,169	539,886	551,289
Other interest-earning assets	16,662	22,335	20,560	16,627	18,297
Total interest-earning assets	$1,257,094	$1,249,240	$1,215,375	$1,224,517	$1,235,947
Deposits:
Interest-bearing demand	135,294	132,352	$103,366	$81,627	$80,161
Savings and money market	337,317	323,221	320,970	320,681	322,567
Certificates of deposit	303,554	314,709	320,383	317,804	327,053
FHLB advances and other borrowings	330,438	323,319	292,943	311,640	320,698
Total interest-bearing liabilities	$1,106,603	$1,093,601	$1,037,662	$1,031,752	$1,050,479

Yields/Rates (1):
Loans	5.30%	5.49%	5.78%	5.87%	5.87%
Securities	2.51%	2.57%	2.50%	2.86%	3.19%
Other interest-earning assets	0.60%	0.45%	0.53%	0.72%	0.22%
Total interest earning assets	4.11%	4.18%	4.32%	4.47%	4.59%
Deposits:
Interest-bearing demand	0.09%	0.09%	0.10%	0.12%	0.20%
Savings and money market	0.19%	0.23%	0.25%	0.24%	0.30%
Certificates of deposit	1.83%	1.85%	1.91%	1.94%	1.93%
FHLB advances and other borrowings	1.75%	1.74%	1.99%	1.95%	1.92%
Total interest-bearing liabilities	1.09%	1.13%	1.24%	1.27%	1.30%

Other Data:
Interest rate spread (2)	3.02%	3.05%	3.08%	3.20%	3.29%
Net interest margin (3)	3.15%	3.20%	3.26%	3.40%	3.49%

(1) Annualized.
(2) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period.
(3) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.